Exhibit 99.1

FOR IMMEDIATE RELEASE

ADVANCED EMISSIONS SOLUTIONS ANNOUNCES THIRD

QUARTER 2013 RESULTS

HIGHLANDS RANCH, Colorado, November 7, 2013 – Advanced Emissions Solutions, Inc. (NASDAQ: ADES) (“the Company”) today announced financial results for the third quarter ended September 30, 2013.

2013 THIRD QUARTER HIGHLIGHTS

Third quarter earnings of $1.6 million, or $0.16 per diluted share compared to a net loss of $3.9 million or $0.39 per diluted share for third quarter of 2012.

•	Record Emission Control (“EC”) backlog and revenues

o     Backlog of $56.6 million up from $33.2 million at June 30, 2013.

o     Revenues of $14.5 million more than tripled from the third quarter of 2012 and were up more than 20% from the second quarter of 2013.

•

Refined Coal (“RC”) rental and other income of $20.3 million, up more than 80% from the third quarter of 2012 and 63% from the second quarter of 2013. RC facilities operated by the Clean Coal Solutions, LLC (“Clean Coal”) joint venture generated $6.8 million in credits during the quarter to be used to offset future taxes (the Company’s wholly owned subsidiary, ADA-ES Inc. (“ADA”), owns 42.5% of Clean Coal).

•

Two additional RC facilities leased to investors in the quarter, significant progress with investors and utilities for additional RC facilities. The Company expects to have all 28 RC facilities in full-time operation by the end of 2014.

THIRD QUARTER OPERATIONAL ACHIEVEMENTS, OVERVIEW OF SEGMENTS AND OUTLOOK

Dr. Michael D. Durham, President and CEO of Advanced Emissions Solutions stated, “We are very pleased with the performance in all of our businesses this quarter. This is an exciting time for the Company as the market and regulatory drivers are firmly in place now and we appear to be in a great position with the right products at the right time. Our Emission Control business is accelerating as utilities and other industries prepare to comply with new emission regulations scheduled to take effect in the coming years. The Refined Coal business is also gaining momentum with a number of additional RC facilities beginning or scheduled to begin full-time operations, and others leased to RC investors. In addition, we are positioning ourselves for continued long-term success and are developing technologies for expected future markets.”

Emission Control

EC revenues in the third quarter of 2013 were a record $14.5 million, up more than 300% from the third quarter of 2012. Our equipment and consulting businesses are accelerating as utilities prepare to comply with the Mercury and Air Toxics Standards (“MATS”) rule. Equipment backlog at September 30, 2013 totaled $56.6 million, up from $33.2 million at June 30, 2013 and up from $3.9 million at September 30, 2012.

Dr. Durham noted, “The record backlog and revenues in the EC segment reflect the momentum of the MATS equipment market and our industry leading position in that market. We believe our ability to offer both ACI and DSI systems along with our years of experience and technical expertise, allows us to provide our customers with more than just a hardware purchase. We have won additional awards since September and we are currently working on bids and discussing potential projects for ACI and DSI systems in excess of $120 million.”

Refined Coal

Total RC revenues in the third quarter of 2013 were $55.8 million including $20.3 million in revenues from the lease and sale of seven RC facilities and $35.5 million related to the resale of coal for RC facilities operated by Clean Coal. Gross margin for the segment was $16.2 million or 29% of total revenues for the third quarter of 2013 compared to $2.9 million and 4% in the third quarter of 2012.

Commenting on the Refined Coal segment, Dr. Durham stated, “Our operating Refined Coal facilities had a strong quarter. In addition to significant contributions to segment margin, these RC facilities also generated approximately $2.9 million in tax credits for ADA, and the Company now has accumulated approximately $50 million in net deferred tax assets. With the finalization of two leases to third parties in the third quarter and an additional leased RC facility in October, we expect annual revenues of more than $85 million per year from the eight RC facilities that have been leased or sold to RC investors. The cash generated by these RC facilities will provide sufficient resources for Clean Coal to fund the capital and operating expenses necessary to get the remaining 17 RC facilities up and operating. We are making good progress on our remaining RC facilities and expect to begin full-time operations of another six RC facilities by the end of the first quarter of 2014 and have all 28 RC facilities in full-time operations by the end of 2014, with a mix of leased and sold RC facilities and retained RC facilities to balance our anticipated federal tax liability with available tax credits.”

CO2 Capture

CO2 Capture revenues in the third quarter of 2013 increased to $4.3 million due to the timing of scheduled activities. As of September 30, 2013, Department of Energy (“DOE”) contracts in progress, including anticipated industry cost share, totaled approximately $4.3 million. The Company expects to recognize approximately $1.2 million from these contracts in the remainder of 2013 and the balance through 2014.

Dr. Durham went on to say, “Our work continues on a $20.5 million program supporting the development of our re-generable solid-sorbent technology to capture carbon dioxide from coal-fired power plants and industrial sources. Construction of the 1MW Pilot Plant has been completed and it is being installed for testing in 2014. In addition, we were recently awarded two new DOE programs with a total combined value of $1.6 million.”

BALANCE SHEET HIGHLIGHTS

As of September 30, 2013, cash and cash equivalents were $14.7 million, up from $9.7 million at December 31, 2012 and $12.3 million at June 30, 2013.

CONFERENCE CALL

Management will conduct a conference call focusing on the financial results and recent developments at 5:00 PM ET on Thursday, November 7, 2013. Interested parties may participate in the call by dialing (877) 709-8150 (Domestic) or (201) 689-8354 (International). Please call in 10 minutes before the call is scheduled to begin, and ask for the ADES call. The conference call will also be webcast live via the Investor Information section of ADES’s website at www.advancedemissionssolutions.com. To listen to the live call please go to the website at least 15 minutes early to register and download and install any necessary audio software. A replay of the call will be available until December 7, 2013. Replay Dial-In (877)-660-6853, or (201)-612-7415 - Conference ID #: 417331. The conference call will also be archived on our website.

Advanced Emissions Solutions, Inc. and Subsidiaries

Consolidated Statements of Operations

(Amounts in thousands, except per share data)

(Unaudited)

	Three Months Ended September 30,		Nine Months Ended June 30,
	2013	2012	2013	2012
Revenues
Refined coal	$55,838	$70,197	$158,149	$133,722
Emission control	14,498	3,480	35,281	10,209
CO2 capture	4,257	676	8,407	1,153

Total revenues	74,593	74,353	201,837	145,084

Cost of Revenues
Refined coal	39,626	67,269	127,262	121,220
Emission control	11,836	2,683	27,800	7,838
CO2 capture	3,998	444	7,660	643

Total cost of revenues	55,460	70,396	162,722	129,701

Gross Margin before Depreciation and Amortization	19,133	3,957	39,115	15,383

Other Costs and Expenses
General and administrative	8,955	5,173	24,377	12,852
Research and development	976	882	1,900	2,064
Depreciation and amortization	1,433	1,239	4,202	3,444

Total expenses	11,364	7,294	30,479	18,360

Operating Income (Loss)	7,769	(3,337)	8,636	(2,977)

Other Income (Expense)
Net equity in net income from unconsolidated entity	547	232	1,144	400
Other income including interest	169	29	404	170
Interest expense	(194)	(144)	(825)	(1,045)
Other expense	(438)	(848)	(1,846)	(1,601)

Total other income (expense)	84	(731)	(1,123)	(2,076)

Income (Loss) Before Income Taxes and Non-controlling Interests	7,853	(4,068)	7,513	(5,053)

Income Taxes	-	-	-	-

Net Income (Loss) Before Non-controlling Interests	7,853	(4,068)	7,513	(5,053)

(Income) Loss Attributable to Non-controlling Interests	(6,262)	120	(11,269)	(2,613)

Net Income (Loss) Attributable to Advanced Emissions Solutions, Inc.	$1,591	$(3,948)	$(3,756)	$(7,666)

Net Income (Loss) Per Common Share – Basic Attributable to Advanced Emissions Solutions, Inc.	$0.16	$(0.39)	$(0.37)	$(0.77)

Net Income (Loss) Per Common Share – Diluted Attributable to Advanced Emissions Solutions, Inc.	$0.16	$(0.39)	$(0.37)	$(0.77)

Weighted Average Common Shares Outstanding	10,110	10,017	10,079	10,008

Weighted Average Diluted Common Shares Outstanding	10,278	10,017	10,079	10,008

See accompanying notes to Company’s 10-Q.

Advanced Emissions Solutions, Inc. and Subsidiaries

Consolidated Balance Sheets

(Amounts in thousands, except share data)

	September 30, 2013	December 31, 2012
	(Unaudited)
ASSETS
Current Assets
Cash and cash equivalents	$14,707	$9,737
Receivables, net of allowance for doubtful accounts	37,087	11,025
Investment in securities	1,645	1,641
Prepaid expenses and other assets	3,011	2,888

Total current assets	56,450	25,291

Property and Equipment, at cost	56,368	53,542
Less accumulated depreciation and amortization	(12,990)	(8,931)

Net property and equipment	43,378	44,611

Investment in unconsolidated entity	2,494	1,850
Other assets	4,093	3,997

Total other assets	6,587	5,847

Total Assets	$106,415	$75,749

LIABILITIES, TEMPORARY EQUITY AND STOCKHOLDERS’ DEFICIT
Current Liabilities
Accounts payable	$11,015	$6,615
Accounts payable to related parties	3,953	5,082
Accrued payroll and related liabilities	2,379	2,569
Line of credit	-	3,000
Current portion of notes payable	570	559
Other liabilities	3,650	5,883
Deposits	-	21,200
Deferred revenue	50,152	4,489

Total current liabilities	71,719	49,397

Long-term Liabilities
Long-term portion of notes payable	1,877	2,305
Deferred revenue	17,235	875
Accrued warranty and other liabilities	1,681	3,309

Total long-term liabilities	20,793	6,489

Total Liabilities	92,512	55,886

Commitments and Contingencies (Note 10)

Temporary Equity - Non-controlling Interest Subject to Possible Redemption	60,000	60,000

Stockholders’ Deficit
Advanced Emissions Solutions, Inc. stockholders’ deficit
Preferred stock: 50,000,000 shares authorized, none outstanding	-	-
Common stock: $.001 par and no par value per share, respectively; 100,000,000 shares authorized, 10,116,150 and 10,028,269 shares issued and outstanding, respectively	10	63,724
Additional paid-in capital	65,479	-
Accumulated deficit	(83,521)	(79,765)

Total Advanced Emissions Solutions, Inc. stockholders’ deficit	(18,032)	(16,041)
Non-controlling interests	(28,065)	(24,096)

Total Stockholders’ Deficit	(46,097)	(40,137)

Total Liabilities, Temporary Equity and Stockholders’ Deficit	$106,415	$75,749

See accompanying notes to Company’s 10-Q.

About Advanced Emissions Solutions, Inc.

Advanced Emissions Solutions, Inc. (NASDAQ:ADES) serves as the holding entity for a family of companies that provide emissions solutions to customers in the power generation and other industries.

ADA-ES, Inc. (“ADA”) supplies Activated Carbon Injection (“ACI”) systems for mercury control, Dry Sorbent Injection (“DSI”) systems for acid gases, and technology services and other offerings in support of our customers’ emissions compliance strategies. ADA’s M-ProveTM technology, which reduces emissions of mercury and other metals from PRB coal, is applied directly to coal at power plants, or offered through a licensing agreement with Arch Coal for application at their mines. In addition, we are developing technologies to advance cleaner energy, including CO2 emissions control technologies through projects funded by the U.S. Department of Energy (“DOE”) and industry participants.

Clean Coal Solutions, LLC (“Clean Coal”), is a 42.5% owned joint venture by ADA that provides ADA’s patented Refined Coal (“RC”) CyClean™ technology to enhance combustion of and reduce emissions of NOx and mercury from coals in cyclone boilers and ADA’s patent pending M-45™ and M-45-PC™ technologies for Circulating Fluidized Boilers and Pulverized Coal Boilers respectively. Advanced Emissions Solutions consolidates the results of Clean Coal in its financial statements.

BCSI, LLC is a custom designer and fabricator of engineered emissions control technologies, bulk material handling equipment, bulk storage systems, water/waste water treatment equipment, and custom components. BSCI supplies Dry Sorbent Injection (“DSI”) systems for acid gas control using its technologically advanced cool, dry conditioned conveying air systems. BCSI’s technical solutions serve a wide range of industrial clients including; coal fired utilities, water treatment, wastewater, cement kilns, food processing and industrial boilers. BCSI employs engineers and trade professionals at a 190,000+sq. ft. fabrication and office facility located in McKeesport, PA.

This press release contains, and the conference call referenced in this press release will include, forward-looking statements within the meaning of Section 21E of the Securities Exchange Act of 1934, which provides a “safe harbor” for such statements in certain circumstances. The forward-looking statements may include, but are not limited to, statements or expectations regarding future contracts, projects, demonstrations, operations and technologies; amount and timing of production of RC, revenues, earnings, cash flows and other financial measures; future operations; our ability to capitalize on and expand our business to meet opportunities in our target markets and profit from our proprietary technologies; scope, timing and impact of current and anticipated regulations and legislation; future supply and demand; the ability of our technologies to assist our customers in complying with government regulations and related matters. These statements are based on current expectations, estimates, projections, beliefs and assumptions of our management. Such statements involve significant risks and uncertainties. Actual events or results could differ materially from those discussed in the forward-looking statements as a result of various factors, including but not limited to, changes in laws, regulations and IRS interpretations or guidance, government funding, economic conditions and market demand; timing of laws, regulations and any legal challenges to or repeal of them; failure of the RC facilities to produce coal that qualifies for tax credits; termination of or amendments to the contracts for RC facilities; decreases in the production of RC; failure to lease or sell the remaining RC facilities on a timely basis; our inability to ramp up operations to effectively address expected growth in our target markets; inability to commercialize our technologies on favorable terms; impact of competition;

availability, cost of and demand for alternative tax credit vehicles and other technologies; technical, start-up and operational difficulties; availability of raw materials and equipment; loss of key personnel; intellectual property infringement claims from third parties; seasonality and other factors discussed in greater detail in our filings with the Securities and Exchange Commission (“SEC”). You are cautioned not to place undue reliance on such statements and to consult our SEC filings for additional risks and uncertainties that may apply to our business and the ownership of our securities. Our forward-looking statements are presented as of the date made, and we disclaim any duty to update such statements unless required by law to do so.

Graham Mattison

Vice President, Investor Relations

(646) 319-1417

graham.mattison@adaes.com